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                                                                   Exhibit 10.23

                     [IXC COMMUNICATIONS, INC. LETTERHEAD]


                                 August 24, 1999

Benjamin L. Scott
16009 Fontaine Avenue
Austin, TX 78734

      Re:   Termination of Employment

Dear Ben:

      This letter agreement (the "Agreement") will memorialize our agreement concerning the termination of your employment with IXC Communications, Inc. (the "Company"). By this letter, the Company and you agree that your employment will terminate as of the close of business on November 30, 1999 (the "Effective Date"), and that the termination will be a termination without "Cause" for the purposes of the Employment Agreement dated as of September 9, 1997 (the "Employment Agreement") and the Non-Qualified Stock Option Agreement dated as of October 9, 1997 (the "Original Option Agreement").

      Until the Effective Date, you will continue to receive your base compensation under Section 2.1(b) of your Employment Agreement and your benefits under Section 2.2 of the Employment Agreement. You will be paid for 17 unused but accrued vacation days through May 27, 1999 and agree to use on or before the Effective Date all vacation days from May 27, 1999 through the Effective Date which would otherwise accrue.

      You hereby cancel the options to purchase 94,800 shares of Company stock granted to you pursuant to a Non-Qualified Stock Option Agreement dated October 7, 1998 and such options are now canceled, null and void and of no further force and effect. You also waive any rights to receive any additional options to purchase shares of Company stock.

      You confirm that certain economic interests in Storm Telecommunications, Inc. and/or its subsidiaries and controlled affiliates, including an interest under a phantom stock plan, were received in connection with your employment with the Company and that all such interests belong to the Company. You further agree to execute any documentation the Company reasonably requests in order to effect a transfer of such interests to the Company.

      As a material inducement to each party to enter into this Agreement, each party (the "releasing party") hereby irrevocably and unconditionally releases, acquits and forever discharges the other and each of the other's (as applicable) past, present and future owners, stockholders, predecessors, successors, assigns, agents, insurers, directors, officers, employees, representatives, attorneys, parents, divisions, subsidiaries, affiliates (and agents, insurers, directors, officers,
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Benjamin L. Scott
August 24, 1999
Page 2

employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively hereinafter referred to as "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, "Claims"), including, but not limited to, any Claims arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any obligation for compensation, lost wages, lost benefits, unused accrued vacation or any other expectation of remuneration or benefit, including but not limited to, any tort or any legal restrictions on the right to terminate employees, or any federal state or other governmental statute, regulation or ordinance which the releasing party now has, owns or holds, or claims to have, own or hold, or which the releasing party at any time heretofore had, owned or held, or claimed to have had, owned or held, against each or any of the Releasees. The foregoing notwithstanding, nothing in this Agreement shall be construed to constitute a release by the Company or you of any claim for breach by the other party of any provision of this Agreement.

      Nothing in this Agreement shall affect your right to receive severance benefits under Section 2.6(a)(i) of the Employment Agreement, your rights under
Section 2.6(d) of the Employment Agreement or your rights under Section 4.1 of the Employment Agreement. Nothing in this Agreement shall affect any of your rights to any vested benefits, including, without limitation, under the Company's 401(k) plan. Nothing in this Agreement shall amend or modify the terms of Section 2.4 of the Employment Agreement, except you expressly waive your rights under Section 2.4 (g) of the Employment Agreement. The Company hereby acknowledges that, pursuant to the original terms of Section 2.4(e) of the Employment Agreement and Section 3(d)(i) of the Original Option Agreement, the termination of your employment will cause all the stock options to purchase 500,000 shares granted to you under your Employment Agreement and the Original Option Agreement to be immediately exercisable (that is, they all "vest"). Nothing in this Agreement shall affect any of the indemnification rights which you may have as an officer, former officer, director, or former director of the Company under the Company's by laws, certified of incorporation or applicable law.

      The parties acknowledge that they may discover facts different from, or in addition to, those which are known or believed to be true concerning the matters on which this Agreement is based and agree that this Agreement shall be and remain effective notwithstanding any different or additional facts. It is the intent of the parties hereto to fully settle and discharge all claims which now exist, may exist or have existed. The parties therefore expressly relinquish and waive all rights that they have, may have or may claim to have under any statute of any jurisdiction similar in nature to California Civil Code Section 1542, which reads:
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Benjamin L. Scott
August 24, 1999
Page 3

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

      This Agreement shall not in any way be construed as an admission by any party that such party has acted wrongfully with respect to any other party or other person, or that any party has any rights whatsoever against any other party or other person, and each party specifically disclaims any liability to, or wrongful acts against, the other party or any other person on the part of such party, or on the part of such party's officers, employees or agents, or such party's affiliated or related entities or their officers, employees or agents.

      The Company and you each acknowledges having had an opportunity to receive advice of counsel with regard to the decision to execute this Agreement and has carefully read and considered this Agreement and fully understands the extent and impact of its provisions, and has executed this Agreement voluntarily and without coercion, undue influence, threats or intimidation of any kind or type whatsoever.

      This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

      Please execute this letter below and return the originals to me to indicate your agreement to, and acceptance of, the foregoing.

                                        Very truly yours,

                                        IXC COMMUNICATIONS, INC.

                                        By:_______________________________
                                        Its:______________________________


ACCEPTED AND AGREED TO:                 __________________________________

                                        BENJAMIN L. SCOTT